Exhibit 2.1

AMENDMENT NUMBER 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment Number 2 (this “Amendment”) to the Agreement and Plan of Merger, dated as of December 21, 2019, as amended on February 27, 2020, among Cincinnati Bell Inc., an Ohio corporation (the “Company”), Charlie AcquireCo Inc., a Delaware corporation (“Parent”), and Charlie Merger Sub Inc., an Ohio corporation and a directly wholly owned subsidiary of Parent (“Merger Sub”) (the “Merger Agreement”), is made as of March 3, 2020.  Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the parties entered into that certain Amendment Number 1 to the Merger Agreement, dated as of February 27, 2020;

WHEREAS, the parties desire to further amend the Merger Agreement to increase the Merger Consideration and, in exchange for such increase, to reflect certain other changes.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

SECTION 1.1          Increase of Merger Consideration.  Section 2.01(c) of the Merger Agreement is hereby amended by replacing the reference to “$12.50 per share” with “$13.50 per share”.

        SECTION 1.2          Change to Company Termination Fee.  Section 6.06(b) of the Merger Agreement is hereby amended by replacing the reference therein to “$21,390,000” with a reference to “$23,100,000”.

SECTION 1.3          Inseparable Provisions.  Parent acknowledges and agrees that the increase in the Merger Consideration contemplated by Section 1.1 of this Amendment is an integral part of this Amendment, and that the Company would not have agreed to the other terms of this Amendment without the provisions of Section 1.1.  The Company acknowledges and agrees that the change in the Company Termination Fee contemplated by Section 1.2 of this Amendment is an integral part of this Amendment, and that Parent would not have agreed to the other terms of this Amendment without the provisions of Section 1.2.

        SECTION 1.4          Full Force and Effect.  Except to the extent specifically amended hereby, the Merger Agreement remains unchanged and in full force and effect.  From and after the execution of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import will be deemed to mean the Merger Agreement, as amended by this Amendment, and each reference to the “date hereof”, the “date of this Agreement” or words of similar import will be deemed to mean December 21, 2019.

SECTION 1.5          General Provisions.  Sections 8.03 (Amendment), 8.04 (Extension; Waiver), 8.05 (Procedure for Termination, Amendment, Extension or Waiver), 9.04

(Interpretation), 9.05 (Severability), 9.06 (Counterparts); 9.07 (Entire Agreement; No Third-Party Beneficiaries); 9.08 (Governing Law), 9.09 (Assignment), 9.10 (Specific Enforcement) and 9.11 (WAIVER OF JURY TRIAL) of the Merger Agreement are incorporated herein by reference and form a part of this Amendment as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

CHARLIE ACQUIRECO INC.,

By:	/s/ James Rickert
	Name:	James Rickert
	Title:	Secretary

CHARLIE MERGER SUB INC.,

By:	/s/ James Rickert
	Name:	James Rickert
	Title:	Secretary

CINCINNATI BELL INC.,

By:	/s/ Leigh R. Fox
	Name:	Leigh R. Fox
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement Amendment No. 2]